Exhibit 23.1


                    Consent of Independent Public Accountants

         As independent public accountants, we hereby consent to the use of our report dated January 16, 1998 included in this registration statement (File No. 333-43573) and prospectus supplement and to the incorporation by reference in this registration statement and prospectus supplement of our reports dated January 16, 1998 included in Hospitality Properties Trust's Form 8-K dated February 11, 1998 and our report dated February 27, 1998 included in Hospitality Property Trust's Form 10-K for the year ended December 31, 1997, and to all references to our Firm included in this registration statement.


                                                     /s/ ARTHUR ANDERSEN LLP

Washington, D.C.
November 11, 1998